Exhibit 16.1

December 20, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Nevada Property 1 LLC and, under the date of April 9, 2010, we reported on the consolidated financial statements of Nevada Property 1 LLC as of and for the year ended December 31, 2009 and as of December 31, 2008 and for the period from July 30, 2008 (inception) to December 31, 2008. On December 14, 2010, we were notified that Nevada Property 1 LLC engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2011 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Nevada Property 1 LLC’s consolidated financial statements as of and for the year ended December 31, 2010, and the issuance of our report thereon. We have read Nevada Property 1 LLC’s statements included under Items 4.01 (a) and (b) of its Form 8-K dated December 20, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with Nevada Property 1 LLC’s statement that the change was approved by the Board of Directors, and we are not in a position to agree or disagree with Nevada Property 1 LLC’s statements that Pricewaterhouse Coopers LLP’s appointment was approved by the Board of Directors or that Pricewaterhouse Coopers LLP were not consulted during the year ended December 31, 2009, or the period from July 30, 2008 (inception) to December 31, 2008, or during any subsequent period prior to its appointment as Nevada Property 1 LLC’s independent public registered accounting firm with respect to any of the matters or events listed in Regulation S-K 304 (a) (2) (i) and (ii).

Very truly yours,

/s/ KPMG LLP